Exhibit No. 99 (6)

Citigroup Inc.
GBP 500,000,000 Floating Rate Notes due 2010
under the
Programme for the issuance of
Euro Medium-Term Notes, Series B

The securities described herein have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

1.	Issuer:	Citigroup Inc.
2.	Specified Currency:	Pounds Sterling ("GBP")
3.	Aggregate Nominal Amount of the Notes:	GBP 500,000,000
4.	Issue Price:	99.955 per cent. of the Aggregate Nominal Amount
5.	Specified Denominations:	GBP 50,000 per Note
6.	Issue Date:	1 November 2005
7.	Maturity Date:	Interest Payment Date falling in November 2010
8.	Interest Basis:	3 month GBP-LIBOR-BBA + 0.08 % Floating Rate (further particulars specified below)
9.	Redemption/Payment Basis:	Redemption at par
10.	Status of the Notes:	Senior
11.	Listing:	Application has been made for the Notes to be listed on the regulated market of the Luxembourg Stock Exchange
PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE
12.	Floating Rate Note Provisions:	Applicable
	(i) Interest Period(s):	Each period beginning on and including the Interest Commencement Date or any Interest Payment Date and ending on (but excluding) the next Interest Payment Date.
(ii) Specified Interest Payment Dates:
Interest will be paid quarterly in arrear on 1 February, 1 May, 1 August and 1 November in each year (each an "Interest Payment Date"), with the first Interest Payment Date falling on 1 February 2006, and the last Interest Payment Date falling on 1 November 2010, subject, in each case, to adjustment with the Business Day Convention specified below.

	(iii) Business Day Convention:	Following Business Day Convention
	(iv) Business Centre(s):	London and TARGET
	(v) Manner in which the Rate(s) of Interest is/are to be determined:	Screen Rate Determination
(vi) Screen Rate Determination:
	- Reference Rate:	3 month GBP-LIBOR-BBA
	- Interest Determination Date(s):	The first day of each Interest Period
	- Relevant Screen Page:	Telerate page 3750
	- Relevant Time:	11.00 a.m. London time
	- Relevant Financial Centre:	London
	(vii) Margin(s):	+ 0.08% per annum
	(viii) Minimum Rate of Interest:	Not Applicable
	(ix) Maximum Rate of Interest:	Not Applicable
	(x) Day Count Fraction:	Actual/365
PROVISIONS RELATING TO REDEMPTION
13.	Final Redemption Amount:	Par
14.	Early Redemption Amount:	Payable on redemption for taxation reasons or on event of default.
GENERAL PROVISIONS APPLICABLE TO THE NOTES
15.	Form of Notes:	Bearer Notes: Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the Permanent Global Note.
16.	Redenomination, renominalisation and reconventioning provisions:	Applicable
17.	Consolidation provisions:	Not Applicable
DISTRIBUTION
18.	TEFRA:	The D Rules are applicable
OTHER INFORMATION

1.	LISTING

(i) Listing:	Luxembourg
(ii) Admission to trading:	Application has been made for the Notes to be admitted to trading on the Regulated Market of the Luxembourg Stock Exchange with effect from 1 November 2005

2.	OPERATIONAL INFORMATION

ISIN Code:	XS0233760247
Common Code:	023376024